Trevor K. Hall

6145 S Rainbow Blvd
Las Vegas, NV 89118

(702) 629-1886

December 20, 2018

Jonathan Bonnette, President
Grow Capital, Inc.

Re: Fee Agreement
Gentlemen,

Set forth below are the terms and conditions regarding compensation for services to be provided during calendar year 2019, and the fee arrangement for services to be provided by my firm to Grow Capital, Inc., its subsidiaries and affiliates (collectively "GRWC") for periods after December 31, 2018, along with our agreement regarding payment of fees for those services. The effective date of this agreement is and shall be January 1, 2019.

COMPENSATION FOR PAST SERVICES

It is acknowledged, both by GRWC and by Trevor K. Hall, that there are no amounts that GRWC currently owes Trevor K. Hall for any period prior to January 1, 2019 and that in consideration of this agreement and for other good and valuable consideration, Trevor K. Hall hereby waives any claim or cause of action, whether in equity or at law, he has or may have against GRWC for fees for services provided prior to January 1, 2019.

BASIC FEE ARRANGEMENT

For the twelve months beginning January 1, 2019, GRWC hereby agrees to pay Trevor K. Hall (“Hall”) a fixed fee of one million (1,000,000) shares of Grow Capital, Inc. restricted "144" common stock for his providing subcontract business consulting and chief financial officer services. The shares are to be issued within 10 days of executing this agreement and vest immediately upon issuance. Such shares of stock will be issued to Trevor K. Hall, or, upon request, his designee. It is also understood and agreed that Mr. Hall is providing and intends to continue to provide services to other clients of his firm or to otherwise be individually employed by another entity or entities and that Mr. Hall shall devote only so much time and effort as is reasonably necessary to meet the needs of GRWC within his other time constraints.

Because the services to be provided is in the nature of a fee retainer arrangement, it is understood and agreed that no detailed billing statements with respect to the fixed monthly fee are required nor will they be provided and Mr. Hall shall have no obligation and shall not be required to account for his time. Mr. Hall will not provide GRWC an invoice for his fixed fee.

The above stated fees do not include expenses and GRWC agrees to timely pay any authorized expenses separately billed to GRWC. Charges for expenses may and shall include, but not be limited to, expenditures for office expenses, travel, business meals, mileage, and other expenses incurred by me in the proper performance of consulting and chief financial officer services on behalf of GRWC.

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Because of the potential for service to be performed by Hall & Associates, CPAs, LTD separately that will be detailed and invoiced. It is specifically noted here the items or services, that Hall will perform, but are not limited to, that will be included in the Basic Fee Arrangement:

1.Attendance at all corporate meetings

2.Assistance with the preparation of an adequate system of controls

a. It is understood that this system will require outside expertise and Hall will work in conjunction with others to accomplish this requirement

3.Assist in the preparation, review, and ultimately sign off on the quarterly and annual financial reports and Form 10K, in a timely manner, to meet required filing deadlines.

4.Periodically review the financial statements for testing to see in line with projected budgets, to assess any unusual abnormalities, and proactively correct and adjust them before reporting periods.

5.Any and all time used in education or research of GAAP or tax related positions for the benefit of GRWC

6.All conference, meeting, emails, or otherwise communication in regards to GRWC with auditors, outside accountant, internal management and team.

All above items will not be billed out in any invoices from Hall & Associates CPAs, LTD.

Specifically, no time for services performed by Hall in regards to GRWC will be invoiced for any reason. Only work by other associates to be considered on separate engagements will be billed. Including if Hall assists in those projects, although the internal plan is that is not to be the case.

For the avoidance of doubt, all services noted above will be performed in the capacity of a recordkeeper and CPA for the Company. GRWC shall engage a separate firm that has no relationship to Hall and/or Hall & Associates, CPAs, LTD to perform any audit function or other accounting service that requires independence under any applicable law, accounting standard, listing standard or other applicable authority.

Also noted, there is an intention for Hall to carry the position until a more experienced individual can be engaged. If that happens during the year period of this agreement, it is possible that the signatory or other obligation above will be assumed by the replacement individual. Hall will stay engaged as assisting and consulting on the above related items for the entire year, regardless of the timing of this potential transition during 2019 or if his title changes.

AVAILABILITY TO PROVIDE SERVICES; TERM

With regard to any matter that GRWC may wish to refer to Mr. Hall that is within the capability and expertise of Mr. Hall to perform, Mr. Hall will make himself reasonably available on a priority/first call basis to respond to the needs of GRWC or to perform the tasks requested in regard to providing subcontract consulting and chief financial officer services, subject to the time limitations set forth above.

The firm will perform subcontract consulting and chief financial officer services typical for GRWC as a public company traded on the Over the Counter (OTC markets), and, in the case of specific matters identified by GRWC, only when reasonably requested to do so either by you or by other agents of GRWC acting under your direction. The scope of my responsibility for each such matter will be specified by you; if no such specification is made, I will perform such services as I believe appropriate for the particular matter, in the circumstances of the request. I will not be responsible for any specific business consulting matters relating to GRWC unless they are covered by such a request.

If any of the above terms do not meet with your approval, please let me know immediately, and I will review them with you. If you agree with the foregoing, please sign the duplicate original of this letter and return it to me at your earliest convenience.

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The term of this agreement shall be and is 12 months from the effective date of January 1, 2019, and may be terminated during such initial term for any cause by GRWC with thirty (30) days’ official notice.

Sincerely,

By: /s/ Trevor K. Hall___

Trevor K. Hall

Acknowledged and Agreed:
Grow Capital, Inc.

By: /s/ Jonathan Bonnette

Jonathan Bonnette, President

Date signed: 1/28/2019__

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